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                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE

Contacts:  John M. Rudey                     Stefanie King
           U.S. Timberlands Company, L.P.    Edelman Financial
           (212) 755-1100                    (212) 704-8291



           U.S. TIMBERLANDS ANNOUNCES SENIOR MANAGEMENT APPOINTMENTS

         - SYMINGTON TO BECOME PRESIDENT AND CHIEF FINANCIAL OFFICER -
               -  MICHIE TO BECOME VICE PRESIDENT - OPERATIONS -
        - MCDOWELL TO BECOME VICE PRESIDENT - FINANCE AND CONTROLLER -


KLAMATH FALLS, Ore.,  January 6, 1998 -- U.S. Timberlands Company, L.P. (Nasdaq:
TIMBZ) today announced the appointments of three executives to the Company's senior management team.

Allen E. Symington, 58, was named President and Chief Financial Officer. This appointment follows Mr. Symington's election to the Board of Directors of the Company's General Partner on December 17, 1997. Mr. Symington was most recently Vice President, Finance of Simpson Investment Company, a privately owned, Seattle based holding company which owns timberlands, lumber, plywood and door operations, and pulp and paper operations in the United States, as well as fast growth forests in Latin America. Since joining Simpson in 1962, Mr. Symington has held various positions, including Vice President & Treasurer, Vice President -Investments, Manager Pension Trusts and Financial Analysis, Director of Business Planning, Interim General Manager of Simpson Building Supply Company, Marketing Controller, Industrial Engineer - Plywood, and Process Development Engineer. Mr. Symington has been instrumental in expanding Simpson's land base over 40% since the late 1980's. In addition, he developed log testing methods, log allocation methods, and a log appraisal system which resulted in increases in dollar returns to standing timber. Mr. Symington is currently Vice Chairman of the Washington State Employees Retirement Board and Treasurer of the Washington State Republican Party. He received a B.S. in Forest Products from the University of Washington.

Robert E.L. Michie, Jr., 49, has been named Vice President-Operations. Mr. Michie joins U.S. Timberlands from Simpson Timber Company where he has been Timberlands Manager since 1989, responsible for the management of 410,000 acres of forestland as well as procurement responsibility for log supply to two sawmills and a plywood plant. Prior to joining Simpson, Mr.

                                   - more -
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Michie spent three years with Cavenham Forest Industries (spun off from Crown
Zellerbach Corporation) where he managed over 300,000 acres of forestland and his responsibilities included Manager, Clatsop Managed Forest and Cathlamet Managed Forests. Earlier in his career, Mr. Michie spent 11 years with Crown Zellerbach in various capacities including, Production Manager Clatsop Managed Forest, Production Manager, N.W. Washington Managed Forest and Industrial Engineer for Wauna Pulp and Paper Mill. Mr. Michie received a B.S. in Industrial Engineering from Texas Tech University and an M.B.A. in Management from the University of Alaska and has studied at the Forest Engineering Institute of Oregon State University.

John C. McDowell, 47, has been named Vice President - Finance and Controller, a new position at the Company. Mr. McDowell has spent the last 11 years with the Simpson Investment Company. From 1989 through 1997, Mr. McDowell was Vice President-Controller where he was responsible for management of accounting, consolidations, external and internal reporting, credit, taxes and information services. Prior to joining Simpson in 1986, Mr. McDowell held various financial management positions with Simlog Leasing Company, Farmer Construction Company and as Audit Manager for Ernst & Young, a Certified Public Accountant, Mr. McDowell received a B.A. in Business Administration from the University of Washington.

John M. Rudey, Chairman of U.S. Timberlands, stated, "Al, John and Rob each has a distinguished track record in our industry and brings expertise to U.S. Timberlands that should prove beneficial to our strategic growth and development. We welcome them to our team."

As previously announced, John J. Stephens will step down from active management. The Company has invited Mr. Stephens, as well as Edward J. Kobacker and Michael
J. Morgan, to continue as consultants to the Company.

The Board of Directors of the Company's General Partner now consists of the following seven members: Mr. Rudey, Chairman, Mr. Symington, Robert F. Wright, Aubrey L. Cole, George R. Hornig, Spencer R. Stuart and Thomas C. Theobald and the General Partner's officers are Mr. Rudey, Chairman; Mr. Symington, President and Chief Financial Officer; Mr. Michie, Vice President - Operations; and Mr. McDowell, Vice President - Finance and Controller.

U.S. Timberlands Company, L.P. owns approximately 630,000 fee acres of timberland and cutting rights on approximately 3,000 acres of timberland containing total merchantable timber volume estimated to be approximately 2.2 billion board feet in Oregon east of the Cascade Range. U.S. Timberlands specializes in the growing of trees and the sale of logs and standing timber. Logs harvested from the timberlands are sold to unaffiliated domestic conversion facilities. These logs are processed for sale as lumber, plywood and other wood products, primarily for the use in new residential home construction, home remodeling and repair and general industrial applications. The Company also owns and operates its own seed orchard and produces approximately five million conifer seedlings annually from its nursery, approximately half of which are used for its own internal reforestation programs, with the balance sold to other forest products companies.

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